Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 19, 2021, in the Regulation A Offering Circular (Form 1-A/A (Post Effective Amendment No.1)) of Contact Gold Corp.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

June 16, 2021